Exhibit 99.1

Noble Corporation plc 10 Brook Street London W1S 1BG England

PRESS RELEASE

NOBLE CORPORATION PLC REPORTS

THIRD QUARTER 2018 RESULTS

DEVELOPMENTS AND RECENT ACCOMPLISHMENTS:

•	Jackup fleet utilization improves to 93 percent

•	Total fleet operating days advance 12 percent from previous quarter

•	Purchase of jackup Noble Johnny Whitstine and concurrent three-year contract award

•	Noble Clyde Boudreaux commences operations

•	Noble Sam Croft secures contract, with reactivation underway

LONDON, October 31, 2018 – Noble Corporation plc (NYSE: NE, the Company) today reported a net loss attributable to the Company for the three months ended September 30, 2018 of $82 million, or $0.33 per diluted share, on revenues of $279 million. Results for the third quarter included a discrete tax benefit totaling $25 million, or $0.10 per diluted share. Excluding the impact of the discrete tax benefit, the Company would have reported a net loss attributable to Noble Corporation of $107 million, or $0.43 per diluted share.

Julie J. Robertson, Chairman, President and Chief Executive Officer of Noble Corporation plc, stated, “Third quarter results gave convincing evidence of strengthening in the offshore drilling business and demonstrated how Noble is realizing measurable gains from the cyclical improvement. Across our fleet, operating days advanced 12 percent when compared to the second quarter, due primarily to higher activity among our premium jackups concentrated in the increasingly active North Sea and Middle East regions. Consequently, total revenues improved eight percent over the prior quarter, continuing the favorable trend through 2018, with third quarter revenues exceeding those reported for the first quarter of the year by almost 20 percent.”

A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found at www.noblecorp.com. It provides a reconciliation for

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net income (loss), income tax and diluted earnings per share for the periods third quarter 2018 and 2017.

Contract drilling services revenues totaled $267 million in the third quarter, representing an eight percent increase when compared to revenues of $248 million in the preceding quarter. The improvement largely resulted from a 12 percent increase in total fleet operating days. The revenue improvement was partially offset by an increase in fleet downtime, due primarily to repairs on the jackup Noble Joe Beall. Total fleet utilization in the third quarter improved to 69 percent, up from 54 percent in the preceding quarter, with the higher result due to the improvement in fleet operating days and the retirement and divestiture of four rigs during the second quarter of 2018.

Contract drilling services costs in the third quarter totaled $163 million compared to $151 million in the preceding quarter. The eight percent increase was driven primarily by higher fleet activity, additional costs associated with rig reactivations, rig preparations in advance of contract commencements, and certain repair and maintenance projects. These costs were partially offset by lower shore-based support costs.

Fleet Overview

Third quarter utilization of Noble’s floating rig fleet, comprised of eight ultra-deepwater drillships and four deep- and ultra-deepwater semisubmersibles, reached 45 percent compared to 39 percent in the preceding quarter. Total operating days in the third quarter were essentially unchanged from the prior quarter as an increase in idle days for the semisubmersible Noble Paul Romano was offset by a corresponding increase in operating days for the semisubmersible Noble Clyde Boudreaux, following the commencement of operations in August offshore Myanmar. The modest utilization improvement in the third quarter was primarily driven by a reduction in available floating days following the retirement of two semisubmersibles in the second quarter. Average daily revenues improved slightly to $281,800 compared to $268,600 in the preceding quarter. Following the close of the third quarter, the Company secured contracts for the drillship Noble Sam Croft for operations in the U.S. Gulf of Mexico, and for the drillship Noble Globetrotter II for operations in the Black Sea. In addition to the contract dayrate for the Black Sea program, the Noble Globetrotter II will continue to collect an idle period rate of $185,000 as defined by a previously announced contract amendment.

Utilization in the third quarter of the Company’s 12 available jackup rigs improved to 93 percent compared to 70 percent in the preceding quarter. The improvement was driven primarily by an 18 percent increase in operating days with higher activity in the quarter recorded on four rigs. Utilization was further enhanced by the retirement and divestiture of two rigs in the second quarter. Average daily revenues were $122,400 compared to $130,300 in the preceding quarter. Since the close of the third quarter, the Noble Sam Hartley has commenced an estimated nine-month contract in the North Sea. With the return of the Sam Hartley, all 12 of the Company’s delivered jackups are currently executing drilling programs, with four units in the North Sea, six units in the Middle East and one unit each in the Pacific Rim and Eastern Canada. In September, the Company expanded its jackup fleet to 13 rigs with the acquisition of the Noble Johnny Whitstine. The newly constructed unit is expected to commence a three-year primary term contract in the first quarter of 2019 following the completion of customer upgrades, final rig commissioning and relocation of the unit to the Middle East.

Backlog and Liquidity Position

At September 30, 2018, the Company’s contract backlog totaled $2.5 billion, including $1.5 billion attributable to the floating fleet and $1.0 billion to the jackup fleet. Approximately 74 percent of the available rig operating days in the fourth quarter of 2018 were committed to contracts, including 55 percent of the floating fleet and 93 percent of the jackup fleet. For 2019, approximately 45 percent of the available rig days were committed to contracts, including 37 percent and 53 percent of the floating and jackup fleets, respectively.

The Company’s cash and equivalents balance at September 30, 2018 totaled $326 million compared to $411 million at June 30, 2018. The decline was due, in part, to cash utilized in conjunction with the purchase of the jackup Noble Johnny Whitstine. Availability under the Company’s revolving credit facilities of $1.8 billion was unchanged from the previous quarter, resulting in total liquidity at September 30, 2018 of $2.1 billion.

Capital expenditures for the third quarter totaled $136 million and included $94 million related to the purchase of the Noble Johnny Whitstine, of which $60 million of the purchase price was seller-financed with 95 percent of the principal repayment due in four years. Excluding the impact of the rig purchase, capital expenditures in the third quarter would have been $42 million, with approximately $29 million directed to fleet maintenance programs and $13 million to projects and other expenditures. Capital expenditures through September 30, 2018 totaled $220 million, or $126 million excluding the rig purchase. Accounting for the rig purchase and other expenditures, principally rig reactivations, the Company has updated its expectation for full-year 2018 capital expenditures to $280 million.

Outlook

In closing, Ms. Robertson noted, “It is apparent that a meaningful increase in drilling activity has begun, as customers increasingly recognize the compelling economics inherent in their offshore project portfolios. As more of these projects transition from an evaluation phase to full execution, and additional access is granted to promising offshore basins, we believe higher fleet utilization industry-wide is likely, especially for high-specification rigs. Recent contract awards across the Noble fleet, including those for the drillships Noble Globetrotter II, Noble Tom Madden and Noble Sam Croft, and the recent purchase and concurrent three-year award for the jackup Noble Johnny Whitstine, give evidence of a more fundamentally sound environment while serving to strengthen Noble’s competitive position as we enter 2019. ”

About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 25 offshore drilling units, consisting of 12 drillships and semisubmersibles and 13 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at 10 Brook Street, London, W1S 1BG England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement

Statements regarding contract backlog, future earnings, costs, expense management, revenue, rig demand, fleet condition, operational or financial performance, shareholder value, contract commitments, dayrates, contract commencements, contract extensions, renewals or renegotiations, rig reactivations, shipyard risks and timing of shipyard deliveries, delays in mobilization of rigs, letters of intent or award, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, the offshore drilling market, market outlook, capital allocation strategies, our financial position, business strategy, taxes and tax rates, liquidity, competitive position, capital expenditures, financial flexibility, debt levels, debt repayment, the outcome of any dispute, litigation, audit or investigation, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions or claims by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call

Noble has scheduled a conference call and webcast related to its third quarter 2018 results on Thursday, November 1, 2018, at 8:00 a.m. U.S. Central Daylight Time. Interested parties are invited to listen to the call by dialing 1-833-245-9653, or internationally 1-647-689-4225, using access code: 7883359, or by asking for the Noble Corporation plc conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Website.

A replay of the conference call will be available on Thursday, November 1, 2018, beginning at 11:00 a.m. U.S. Central Daylight Time, through Saturday, December 1, 2018, ending at 11:00 p.m. U.S. Central Standard Time. The phone number for the conference call replay is 1-800-585-8367 or, for calls from outside of the U.S., 1-416-621-4642, using access code: 7883359. The replay will also be available on the Company’s Website following the end of the live call.

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383, or at jlchastain@noblecorp.com

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating revenues
Contract drilling services	$267,238	$259,740	$744,033	$885,931
Reimbursables and other	12,170	6,472	28,901	21,399

	279,408	266,212	772,934	907,330

Operating costs and expenses
Contract drilling services	162,985	166,044	451,271	489,594
Reimbursables	9,676	3,834	22,323	13,374
Depreciation and amortization	113,868	137,607	372,304	409,919
General and administrative	14,722	15,331	58,522	49,869
Loss on impairment	—	—	792,843	—

	301,251	322,816	1,697,263	962,756

Operating loss	(21,843)	(56,604)	(924,329)	(55,426)
Other income (expense)
Interest expense, net of amounts capitalized	(73,725)	(72,887)	(223,870)	(219,543)
Gain (loss) on extinguishment of debt, net	109	—	(8,659)	—
Interest income and other, net	2,610	1,405	6,814	6,096

Loss from continuing operations before income taxes	(92,849)	(128,086)	(1,150,044)	(268,873)
Income tax benefit (provision)	14,491	28,605	50,334	(210,589)

Net loss from continuing operations	(78,358)	(99,481)	(1,099,710)	(479,462)
Net loss from discontinued operations, net of tax	—	—	—	(1,486)

Net loss	(78,358)	(99,481)	(1,099,710)	(480,948)
Net (income) loss attributable to noncontrolling interests	(3,233)	2,689	247,722	(10,888)

Net loss attributable to Noble Corporation plc	$(81,591)	$(96,792)	$(851,988)	$(491,836)

Net loss attributable to Noble Corporation plc
Loss from continuing operations	$(81,591)	$(96,792)	$(851,988)	$(490,350)
Net loss from discontinued operations, net of tax	—	—	—	(1,486)

Net loss attributable to Noble Corporation plc	$(81,591)	$(96,792)	$(851,988)	$(491,836)

Per share data
Basic:
Loss from continuing operations	$(0.33)	$(0.40)	$(3.46)	$(2.00)
Loss from discontinued operations	—	—	—	(0.01)

Net loss attributable to Noble Corporation plc	$(0.33)	$(0.40)	$(3.46)	$(2.01)

Diluted:
Loss from continuing operations	$(0.33)	$(0.40)	$(3.46)	$(2.00)
Loss from discontinued operations	—	—	—	(0.01)

Net loss attributable to Noble Corporation plc	$(0.33)	$(0.40)	$(3.46)	$(2.01)

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$326,320	$662,829
Accounts receivable, net	200,215	204,696
Prepaid expenses and other current assets	134,240	171,450

Total current assets	660,775	1,038,975

Property and equipment, at cost	11,059,775	12,034,331
Accumulated depreciation	(2,516,353)	(2,545,091)

Property and equipment, net	8,543,422	9,489,240

Other assets	196,894	266,444

Total assets	$9,401,091	$10,794,659

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$—	$249,843
Accounts payable	103,285	84,032
Accrued payroll and related costs	43,313	54,904
Other current liabilities	169,221	204,245

Total current liabilities	315,819	593,024

Long-term debt	3,902,976	3,795,867
Other liabilities	490,629	455,140

Total liabilities	4,709,424	4,844,031

Commitments and contingencies
Equity
Total shareholders’ equity	4,287,966	5,276,161
Noncontrolling interests	403,701	674,467

Total equity	4,691,667	5,950,628

Total liabilities and equity	$9,401,091	$10,794,659

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities
Net loss	$(1,099,710)	$(480,948)
Adjustments to reconcile net loss to net cash flow from operating activities:
Depreciation and amortization	372,304	409,919
Loss on impairment	792,843	—
Loss on extinguishment of debt, net	8,659	—
Deferred income taxes	(10,965)	343,962
Other long-term asset write-off	—	28,689
Changes in components of working capital:
Net changes in other operating assets and liabilities	(19,815)	(2,542)

Net cash provided by operating activities	43,316	299,080

Cash flows from investing activities
Capital expenditures	(149,329)	(86,700)
Proceeds from disposal of assets, net	4,135	1,306

Net cash used in investing activities	(145,194)	(85,394)

Cash flows from financing activities
Issuance of senior notes	750,000	—
Repayments of debt	(952,477)	(300,000)
Debt issuance costs	(15,327)	(42)
Dividends paid to noncontrolling interests	(12,694)	(26,293)
Taxes withheld on employee stock transactions	(3,458)	(4,310)

Net cash used in financing activities	(233,956)	(330,645)

Net decrease in cash, cash equivalents and restricted cash	(335,834)	(116,959)
Cash, cash equivalents and restricted cash, beginning of period	662,829	725,722

Cash, cash equivalents and restricted cash, end of period	$326,995	$608,763

NOBLE CORPORATION PLC AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended September 30,						Three Months Ended June 30,
	2018			2017			2018
	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total
Operating revenues
Contract drilling services	$267,238	$—	$267,238	$259,740	$—	$259,740	$247,689	$—	$247,689
Reimbursables and other	12,170	—	12,170	6,472	—	6,472	10,680	—	10,680

	$279,408	$—	$279,408	$266,212	$—	$266,212	$258,369	$—	$258,369

Operating costs and expenses
Contract drilling services	$162,985	$—	$162,985	$166,044	$—	$166,044	$151,437	$—	$151,437
Reimbursables	9,676	—	9,676	3,834	—	3,834	8,297	—	8,297
Depreciation and amortization	109,492	4,376	113,868	131,819	5,788	137,607	124,223	5,458	129,681
General and administrative	14,722	—	14,722	15,331	—	15,331	21,717	—	21,717
Loss on impairment	—	—	—	—	—	—	792,843	—	792,843

	$296,875	$4,376	$301,251	$317,028	$5,788	$322,816	$1,098,517	$5,458	$1,103,975

Operating loss	$(17,467)	$(4,376)	$(21,843)	$(50,816)	$(5,788)	$(56,604)	$(840,148)	$(5,458)	$(845,606)

Operating statistics

Jackups:
Average Rig Utilization	93%			81%			70%
Operating Days	1,028			1,043			872
Average Dayrate	$122,350			$127,163			$130,332
Semisubmersibles:
Average Rig Utilization	11%			17%			8%
Operating Days	42			92			44
Average Dayrate	$99,470			$104,028			$126,278
Drillships:
Average Rig Utilization	63%			56%			63%
Operating Days	460			410			455
Average Dayrate	$298,443			$286,819			$282,412
Total:
Average Rig Utilization	69%			60%			54%
Operating Days	1,530			1,545			1,371
Average Dayrate	$174,665			$168,127			$180,689

NOBLE CORPORATION PLC AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME/(LOSS) PER SHARE

(In thousands, except per share amounts)

(Unaudited)

The following table presents the computation of basic and diluted earnings per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Numerator:
Basic
Net loss from continuing operations	$(81,591)	$(96,792)	$(851,988)	$(490,350)
Net loss from discontinued operations, net of tax	—	—	—	(1,486)

Net loss attributable to Noble Corporation plc	$(81,591)	$(96,792)	$(851,988)	$(491,836)

Diluted
Net loss from continuing operations	$(81,591)	$(96,792)	$(851,988)	$(490,350)
Net loss from discontinued operations, net of tax	—	—	—	(1,486)

Net loss attributable to Noble Corporation plc	$(81,591)	$(96,792)	$(851,988)	$(491,836)

Denominator:
Weighted average shares outstanding – basic	246,780	244,940	246,553	244,666
Weighted average shares outstanding – diluted	246,780	244,940	246,553	244,666
Loss per share
Basic:
Loss from continuing operations	$(0.33)	$(0.40)	$(3.46)	$(2.00)
Loss from discontinued operations	—	—	—	(0.01)

Net loss attributable to Noble Corporation plc	$(0.33)	$(0.40)	$(3.46)	$(2.01)

Diluted:
Loss from continuing operations	$(0.33)	$(0.40)	$(3.46)	$(2.00)
Loss from discontinued operations	—	—	—	(0.01)

Net loss attributable to Noble Corporation plc	$(0.33)	$(0.40)	$(3.46)	$(2.01)

For the three and nine months ended September 30, 2018 and 2017, we experienced net losses from continuing operations, as such, unvested share-based payment awards were excluded from the loss per share calculation, as the awards were anti-dilutive.

NOBLE CORPORATION PLC AND SUBSIDIARIES

NON-GAAP RECONCILIATION

Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the financial operating results, management believes that the results of operations, adjusted to exclude the following items, which are included in the Company’s press release issued on October 31, 2018, and discussed in the related conference call on November 1, 2018, are appropriate measures of the continuing and normal operations of the Company:

(i)	In the third quarter of 2018, a discrete tax benefit; and

(ii)	In the third quarter of 2017, the Noble Danny Adkins and Noble Jim Day related cost damage.

These non-GAAP adjusted measures should be considered in addition to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling cost, contract drilling margin, average daily revenue, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. Please see the following non-GAAP Financial Measures and Reconciliations for a complete description of the adjustments.

NOBLE CORPORATION PLC AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of Income Tax Provisions	Three Months Ended September 30,
	2018	2017
Income tax benefit	$14,491	$28,605

Adjustments
Discrete tax benefit	(24,924)	—
Noble Danny Adkins and Noble Jim Day rig damages	—	(4,845)

Total Adjustments	(24,924)	(4,845)

Adjusted income tax benefit (provision)	$(10,433)	$23,760

Reconciliation of net loss attributable to Noble Corporation plc	Three Months Ended September 30,
	2018	2017
Net loss attributable to Noble Corporation plc	$(81,591)	$(96,792)

Adjustments
Discrete tax benefit	(24,924)	—
Noble Danny Adkins and Noble Jim Day rig damages	—	9,425

Total Adjustments	(24,924)	9,425

Adjusted net loss attributable to Noble Corporation plc	$(106,515)	$(87,367)

Reconciliation of diluted EPS attributable to Noble Corporation plc	Three Months Ended September 30,
	2018	2017
Unadjusted diluted EPS attributable to Noble Corporation plc	$(0.33)	$(0.40)

Adjustments
Discrete tax benefit	(0.10)	—
Noble Danny Adkins and Noble Jim Day rig damages	—	0.04

Total Adjustments	(0.10)	0.04

Adjusted diluted EPS	$(0.43)	$(0.36)